INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT OF

MAO & COMPANY, CPAS, INC.

We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement of Kiwa Bio-Tech Products Group Corporation (“the Company”) on Form SB-2 of our report dated February 16, 2007, appearing in the Prospectus, which is part of the Registration Statement, and to the reference to us under the heading “Experts” in the Prospectus.

/S/ MAO & COMPANY, CPAS, INC.
New York, New York
July 11, 2007